Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Avnet, Inc.:

We consent to the use of our report dated August 10, 2012 with respect to the consolidated balance sheets of Avnet, Inc. and subsidiaries as of June 30, 2012 and July 2, 2011, and the related consolidated statements of operations, shareholders’ equity, cash flows and the related financial statement schedule for each of the years in the three-year period ended June 30, 2012, and the effectiveness of internal control over financial reporting as of June 30, 2012, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

Phoenix, Arizona

November 8, 2012